Product supplement no. 147-I	Registration Statement No. 333-130051
To prospectus dated December 1, 2005 and	Dated July 23, 2008
prospectus supplement dated October 12, 2006	Rule 424(b)(2)

JPMorgan Chase & Co.
Return Enhanced Notes Linked to the iShares® FTSE/Xinhua China 25 Index Fund

General

  JPMorgan Chase & Co. may offer and sell return enhanced notes linked to the iShares® FTSE/Xinhua China 25 Index Fund, which we refer to as the Index Fund, from time to time. This product supplement no. 147-I describes terms that will apply generally to the return enhanced notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement will control.
  The notes are the senior unsecured obligations of JPMorgan Chase & Co.
  Payment is linked to the iShares® FTSE/Xinhua China 25 Index Fund as described below.
  For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-31.
  Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
  Investing in the notes is not equivalent to investing in the Index Fund or the FTSE/Xinhua China 25 Index, which we refer to as the Underlying Index, or any of the equity securities held by the Index Fund or included in the Underlying Index.
  The notes will not be listed on any securities exchange unless otherwise specified in the relevant terms supplement.

Key Terms

Index Fund:	iShares® FTSE/Xinhua China 25 Index Fund (the “Index Fund”).
Payment at Maturity (Notes without a Buffer):	Unless otherwise specified in the relevant terms supplement, for notes without a buffer, the amount you will receive at maturity is based on the value of the Final Share Price relative to the Initial Share Price (or Strike Price, if applicable) as described below.
If the Final Share Price is greater than the Initial Share Price (or Strike Price, if applicable), you will receive at maturity a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Share Return multiplied by the upside leverage factor subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage that we will determine on the pricing date and that will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return on the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Share Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return on the note, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 x Share Return x upside leverage factor)
If the Final Share Price is equal to the Initial Share Price (or Strike Price, if applicable), you will receive at maturity a cash payment of $1,000 per $1,000 principal amount note. If the Final Share Price is less than the Initial Share Price (or Strike Price, if applicable), you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price declines from the Initial Share Price (or Strike Price, if applicable). Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 x Share Return)
For notes without a buffer, you will lose some or all of your investment at maturity if the Final Share Price declines from the Initial Share Price (or Strike Price, if applicable).
Payment at Maturity (Notes with a Buffer):

Unless otherwise specified in the relevant terms supplement, for notes with a buffer, the amount you will receive at maturity is based on the value of the Final Share Price relative to the Initial Share Price (or Strike Price, if applicable) and the buffer amount as described below.

If the Final Share Price is greater than the Initial Share Price (or Strike Price, if applicable), you will receive a cash payment at maturity per $1,000 principal amount note that provides you with a return on your investment equal to the Share Return multiplied by the upside leverage factor subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage that we will determine on the pricing date and that will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return on the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Share Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return on the note, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Share Return x upside leverage factor)
Your principal is protected against a decline in the Index Fund up to the buffer amount. If the Final Share Price is equal to or declines from the Initial Share Price (or Strike Price, if applicable) and such decline is equal to or less than the buffer amount, you will receive the principal amount of your notes at maturity.
If the Final Share Price is less than the Initial Share Price (or Strike Price, if applicable) by more than the buffer amount, for every 1% that the Final Share Price declines beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the downside leverage factor, and your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + [$1,000 x (Share Return + buffer amount %) x downside leverage factor]
For notes with a buffer, you will lose some or all of your investment at maturity if the Final Share Price declines from the Initial Share Price (or Strike Price, if applicable) by more than the buffer amount.
Payment at Maturity (Notes with a Knock- Out Buffer):	Unless otherwise specified in the relevant terms supplement, for notes with a knock-out buffer, the amount you will receive at maturity is based on the value of the Final Share Price relative to the Initial Share Price (or Strike Price, if applicable), whether a Knock-Out Event has occurred and the knock-out buffer amount as described below.
If the Final Share Price is greater than the Initial Share Price (or Strike Price, if applicable), you will receive at maturity a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Share Return multiplied by the upside leverage factor subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage that we will determine on the pricing date and that will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return on the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Share Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return on the note, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 x Share Return x upside leverage factor)
Your principal is protected against a decline in the Index Fund up to the knock-out buffer amount if a Knock-Out Event has not occurred. If the Final Share Price is equal to or declines from the Initial Share Price (or Strike Price, if applicable) and a Knock-Out Event has not occurred, you will receive the principal amount of your notes at maturity.
If the Final Share Price is less than the Initial Share Price (or Strike Price, if applicable) and if a Knock-Out Event has occurred, you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price declines from the Initial Share Price (or Strike Price, if applicable). Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 + ($1,000 x Share Return)
For notes with a knock-out buffer, the protection provided by the knock-out buffer amount will terminate and you will lose some or all of your investment at maturity if the Final Share Price declines from the Initial Share Price (or Strike Price, if applicable) and if a Knock-Out Event has occurred.
Knock-Out Event:	Unless otherwise specified in the relevant terms supplement, if applicable, a Knock-Out Event occurs if, (a) for notes with continuous share monitoring, at any time during the Monitoring Period or on any Monitoring Day, the price of one share of the Index Fund has declined, as compared to the Initial Share Price (or Strike Price, if applicable), by more than the knock-out buffer amount, or (b) for notes with daily share monitoring, on any trading day during the Monitoring Period or on any Monitoring Day, the closing price of one share of the Index Fund has declined, as compared to the Initial Share Price (or Strike Price, if applicable), by more than the knock-out buffer amount.
The relevant terms supplement will specify whether continuous or daily share monitoring is applicable to the notes or, alternatively, may specify another method for monitoring shares of the Index Fund. For example, the relevant terms supplement may specify weekly or monthly share monitoring on specified day(s) during a week or month for purposes of determining whether a Knock-Out Event has occurred. We refer to each such specified day as a “Monitoring Day.”
Monitoring Period or Monitoring Day(s):	As specified in the relevant terms supplement, if applicable. For example, the relevant terms supplement may specify that the Monitoring Period consists of each trading day from the pricing date to and including the final Valuation Date. Alternatively, the relevant terms supplement may specify that the Monitoring Days consist of the last calendar day of each month, commencing and ending on specified dates.
Other Terms:	In each case if applicable, the Maximum Total Return, the buffer amount, the knock-out buffer amount, the upside leverage factor and the downside leverage factor will be specified in the relevant terms supplement.
Share Return:	Unless otherwise specified in the relevant terms supplement:
Final Share Price – Initial Share Price (or Strike Price, if applicable) Initial Share Price (or Strike Price, if applicable)
Initial Share Price:	Unless otherwise specified in the relevant terms supplement, the closing price of one share of the Index Fund on the pricing date or such other date as specified in the relevant terms supplement, divided by the Share Adjustment Factor, or the arithmetic average of the closing prices of one share of the Index Fund on each of the Initial Averaging Dates, each divided by the Share Adjustment Factor, if so specified in the relevant terms supplement. The closing price of one share of the Index Fund on an Initial Averaging Date, if applicable, used to determine the Initial Share Price may be subject to adjustment. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments.”
Final Share Price:	Unless otherwise specified in the relevant terms supplement, the closing price of one share of the Index Fund on the Observation Date or such other date as specified in the relevant terms supplement, or the arithmetic average of the closing prices of one share of the Index Fund on each of the Ending Averaging Dates, if so specified in the relevant terms supplement. The closing price of one share of the Index Fund on an Ending Averaging Date used to determine the Final Share Price may be subject to adjustment. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments.”
Share Adjustment Factor:	Unless otherwise specified in the relevant terms supplement, the Share Adjustment Factor will be set initially at 1.0, subject to adjustment upon the occurrence of certain events affecting the Index Fund. See “General Terms of Notes — Anti-Dilution Adjustments.”
Strike Price:	The relevant terms supplement may specify a price other than the Initial Share Price, which we refer to as the “Strike Price,” to be used to make all calculations or determinations that would otherwise be made using the Initial Share Price including, but not limited to, calculating the Share Return and, if applicable, determining whether a Knock-Out Event has occurred. The Strike Price, if applicable, will be specified in the relevant terms supplement to be equal to either (a) a percentage of the closing price of the Index Fund as of a specified date, or (b) a fixed amount determined without regard to the closing price of the Index Fund as of a particular date, in each case divided by the Share Adjustment Factor. For example, the relevant terms supplement may specify that the Strike Price will be 95% of the closing price of the Index Fund on the pricing date, divided by the Share Adjustment Factor. The Strike Price is subject to adjustment upon the occurrence of certain events affecting the Index Fund. See “General Terms of Notes — Anti-Dilution Adjustments.”
Initial Averaging Dates:	As specified, if applicable, in the relevant terms supplement. Any Initial Averaging Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”
Valuation Date(s):	The Final Share Price will be calculated on a single date, which we refer to as the Observation Date, or on several dates, each of which we refer to as an Ending Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Valuation Dates in this product supplement. Any Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”
Maturity Date:	As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Investing in the Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 147-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

July 23, 2008

     In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 147-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 147-I and with respect to JPMorgan Chase & Co. This product supplement no. 147-I, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in the relevant terms supplement, this product supplement no. 147-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

     The notes described in the relevant terms supplement and this product supplement no. 147-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 147-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

     In this product supplement no. 147-I and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

DESCRIPTION OF NOTES

     The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 147-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Return Enhanced Notes Linked to the iShares® FTSE/Xinhua China 25 Index Fund.

General

     The Return Enhanced Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to the iShares® FTSE/Xinhua China 25 Index Fund (the “Index Fund”). The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

     The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the change in price of one share of the Index Fund, calculated in accordance with the formula set forth below and whether the notes have a Strike Price, a buffer and/or a knock-out buffer. The notes do not guarantee any return of your investment at maturity.

     The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

     The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

     The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

     The specific terms of the notes will be described in the relevant terms supplement, accompanying this product supplement no. 147-I. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement, are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement, will control.

Payment at Maturity

     The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Valuation Date is postponed as described below. We will also specify whether or not the notes have a Maximum Total Return and/or a buffer or a knock-out buffer and the amount of any such buffer or knock-out buffer in the relevant terms supplement.

     Notes Without a Buffer

     Unless otherwise specified in the relevant terms supplement, for notes without a buffer, the amount you will receive at maturity is based on the value of the Final Share Price relative to the Initial Share Price (or Strike Price, if applicable) as described below.

    If the Final Share Price is greater than the Initial Share Price (or Strike Price, if applicable), you will receive at maturity a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Share Return multiplied by the upside leverage factor subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage that we will determine on the pricing date and that will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return on the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Share Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return on the notes, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Share Return x upside leverage factor)

    If the Final Share Price is equal to the Initial Share Price (or Strike Price, if applicable), you will receive at maturity a cash payment of $1,000 per $1,000 principal amount note.

    If the Final Share Price is less than the Initial Share Price (or Strike Price, if applicable), you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price declines from the Initial Share Price (or Strike Price, if applicable). Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Share Return)

     For notes without a buffer, you will lose some or all of your investment at maturity if the Final Share Price declines from the Initial Share Price (or Strike Price, if applicable).

     Notes With a Buffer

     Unless otherwise specified in the relevant terms supplement, for notes with a buffer, the amount you will receive at maturity is based on the value of the Final Share Price relative to the Initial Share Price (or Strike Price, if applicable) and the buffer amount (if the Final Share Price declines from the Initial Share Price or Strike Price, as applicable) as described below.

    If the Final Share Price is greater than the Initial Share Price (or Strike Price, if applicable), you will receive at maturity a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Share Return multiplied by the upside leverage factor subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage that we will determine on the pricing date and that will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return on the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Share Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return on the notes, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Share Return x upside leverage factor)

    Your principal is protected against a decline in the Index Fund up to the buffer amount. If the Final Share Price is equal to or declines from the Initial Share Price (or Strike Price, if applicable) and such decline is equal to or less than the buffer amount, you will receive the principal amount of your notes at maturity.

    If the Final Share Price is less than the Initial Share Price (or Strike Price, if applicable) by more than the buffer amount, for every 1% that the Final Share Price declines beyond the buffer amount, you will lose an amount equal to 1% of the principal amount of your notes multiplied by the downside leverage factor, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 x (Share Return + buffer amount %) x downside leverage factor]

     For notes with a buffer, you will lose some or all of your investment at maturity if the Final Share Price declines from the Initial Share Price (or Strike Price, if applicable) by more than the buffer amount.

     Notes With a Knock-Out Buffer

     Unless otherwise specified in the relevant terms supplement, for notes with a knock-out buffer, the amount you will receive at maturity is based on the value of the Final Share Price relative to the Initial Share Price (or Strike Price, if applicable), whether a Knock-Out Event has occurred and the knock-out buffer amount (if the Final Share Price declines from the Initial Share Price or Strike Price, as applicable) as described below.

    If the Final Share Price is greater than the Initial Share Price (or Strike Price, if applicable), you will receive at maturity a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Share Return multiplied by the upside leverage factor subject, if applicable, to the Maximum Total Return on the note. If applicable, the “Maximum Total Return” on the note is a percentage that we will determine on the pricing date and that will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return on the notes, the appreciation potential of the notes will be limited to the Maximum Total Return even if the Share Return multiplied by the upside leverage factor is greater than the Maximum Total Return. Subject to any applicable Maximum Total Return on the notes, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Share Return x upside leverage factor)

    Your principal is protected against a decline in the Index Fund up to the knock-out buffer amount if a Knock-Out Event has not occurred. If the Final Share Price is equal to or declines from the Initial Share Price (or Strike Price, if applicable) and a Knock-Out Event has not occurred, you will receive the principal amount of your notes at maturity.

    If the Final Share Price is less than the Initial Share Price (or Strike Price, if applicable) and if a Knock-Out Event has occurred, you will lose 1% of the principal amount of your notes for every 1% that the Final Share Price declines from the Initial Share Price (or Strike Price, if applicable). Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Share Return)

     For notes with a knock-out buffer, the protection provided by the knock-out buffer amount will terminate and you will lose some or all of your investment at maturity if the Final Share Price declines from the Initial Share Price (or Strike Price, if applicable) and if a Knock-Out Event has occurred.

     In each case, if applicable, the “Maximum Total Return,” “buffer amount,” the “knock-out buffer amount,” the “upside leverage factor” and the “downside leverage factor” will be an amount set forth in the relevant terms supplement.

     Unless otherwise specified in the relevant terms supplement, if applicable, a Knock-Out Event occurs if, (a) for notes with continuous share monitoring, at any time during the Monitoring Period or on any Monitoring Day, the price of one share of the Index Fund has declined, as compared to the Initial Share Price (or Strike Price, if applicable), by more than the knock-out buffer amount, or (b) for notes with daily share monitoring, on any trading day during the Monitoring Period or any Monitoring Day, the closing price of one share of the Index Fund has declined, as compared to the Initial Share Price (or Strike Price, if applicable), by more than the knock-out buffer amount.

     If applicable, the relevant terms supplement will specify whether continuous or daily share monitoring is applicable to the notes or, alternatively, may specify another method for monitoring shares of the Index Fund. For example, the relevant terms supplement may specify weekly or monthly share monitoring on specified day(s) during a week or month for purposes of determining whether a Knock-Out Event has occurred. We refer to each such specified day as a “Monitoring Day.”

     The “Monitoring Period” or the “Monitoring Days,” as applicable, will be specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Monitoring Period consists of each trading day from the pricing date to and including the final Valuation Date. Alternatively, the relevant terms supplement may specify that the Monitoring Days consist of the last calendar day of each month, commencing and ending on specified dates.

     Unless otherwise specified in the relevant terms supplement, the “price” of one share of the Index Fund (or any successor index fund, as defined under “The iShares® FTSE/Xinhua China 25 Index Fund — Discontinuation of the Index Fund; Alternate Calculation of Price and Closing Price”) or one unit of any other security for which a price must be determined on any trading day (as defined below) means:

    if the Index Fund (or any such successor index fund or such other security) is listed or admitted to trading on a national securities exchange, the reported sale price during the principal trading session at such time on such day on the principal U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Index Fund (or any such successor index fund or such other security) is listed or admitted to trading;

    if the Index Fund (or any such successor index fund or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority (the “FINRA”), the reported sale price of the principal trading session on the OTC Bulletin Board at such time on such day;

    if the Index Fund (or any such successor index fund) is de-listed, liquidated or otherwise terminated, the price calculated pursuant to the alternative methods of calculation of price described under “The iShares® FTSE/Xinhua China 25 Index Fund — Discontinuation of the Index Fund; Alternate Calculation of Price and Closing Price”; or

    if a price is not available pursuant to the preceding bullet points, the mean, as determined by the calculation agent, of the bid prices for the shares of the Index Fund (or any such successor index fund or such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent on such day. Bids of any of our affiliates may be included in the calculation of such mean, but only to the extent that any such bid is not the highest or lowest of the bids obtained, in each case subject to the provisions of “The iShares® FTSE/Xinhua China 25 Index Fund — Discontinuation of the Index Fund; Alternate Calculation of Price and Closing Price.” The term OTC Bulletin Board will include any successor service thereto.

     Unless otherwise specified in the relevant terms supplement, the “closing price” of one share of the Index Fund (or any such successor index fund or one unit of any other security for which a closing price must be determined) on any trading day means:

    if the Index Fund (or any such successor index fund or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The NASDAQ Stock Market, the official closing price), of the principal trading session on such day on the principal U.S. securities exchange registered under the Exchange Act, on which the Index Fund (or any such successor index fund or such other security) is listed or admitted to trading;

    if the Index Fund (or any such successor index fund or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day;

    if the Index Fund (or any such successor index fund) is de-listed, liquidated or otherwise terminated, the closing price calculated pursuant to the alternative methods of calculating closing price described under “The iShares® FTSE/Xinhua China 25 Index Fund — Discontinuation of the Index Fund; Alternate Calculation of Price and Closing Price”; or

    if, because of a market disruption event (as defined under “General Terms of Notes — Market Disruption Events”) or otherwise, the last reported sale price (or official closing price, as applicable) for the Index Fund (or any such successor index fund or such other security) is not available pursuant to the preceding bullet points, the mean, as determined by the calculation agent, of the bid prices for the shares of the Index Fund (or any such successor index fund or such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of any of our affiliates may be included in the calculation of such mean, but only to the extent that any such bid is not the highest or the lowest of the bids obtained, in each case subject to the provisions of “The iShares® FTSE/Xinhua China 25 Index Fund — Discontinuation of the Index Fund; Alternate Calculation of Price and Closing Price.”

     A “trading day” is, unless otherwise specified in the applicable terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange (the “NYSE”), the American Stock Exchange LLC (the “AMEX”), The NASDAQ Stock Market, the Chicago Mercantile Exchange Inc., the Chicago Board Options Exchange, Incorporated and in the over-the-counter market for equity securities in the United States.

     Unless otherwise specified in the relevant terms supplement, the “Share Return,” as calculated by the calculation agent, is the percentage change in the closing price of one share of the Index Fund calculated by comparing the Final Share Price to the Initial Share Price (or Strike Price, if applicable). The relevant terms supplement will specify the manner in which the Initial Share Price (or Strike Price, if applicable) and the Final Share Price are determined. The Share Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Share Return =	Final Share Price – Initial Share Price (or Strike Price, if applicable) Initial Share Price (or Strike Price, if applicable)

     Unless otherwise specified in the relevant terms supplement, the “Initial Share Price” means the closing price of one share of the Index Fund on the pricing date or such other date as specified in the relevant terms supplement, divided by the Share Adjustment Factor, or the arithmetic average of the closing prices of one share of the Index Fund on each of the Initial Averaging Dates, each divided by the Share Adjustment Factor, if so specified in the relevant terms supplement. Notwithstanding the foregoing, if the relevant terms supplement specifies that the Initial Share Price will be determined based on the arithmetic average of the closing prices of the Index Fund on each of the Initial Averaging Dates specified in the relevant terms supplement and an adjustment to the Share Adjustment Factor becomes effective in accordance with “General Terms of Notes — Anti-Dilution Adjustments” (an “Adjustment Effective Date”) after the first Initial Averaging Date but on or prior to the final Initial Averaging Date, the Share Adjustment Factor will be so adjusted for the event giving rise to such Adjustment Effective Date only on the Initial Averaging Dates occurring prior to such Adjustment Effective Date. The Share Adjustment Factor will continue to be subject to further adjustments in connection with Adjustment Effective Dates occurring after the final Initial Averaging Date as described under “General Terms of Notes — Anti-Dilution Adjustments.”

     The relevant terms supplement may specify a price other than the Initial Share Price, which we refer to as the “Strike Price,” to be used to make all calculations or determinations that would otherwise be made using the Initial Share Price including, but not limited to, calculating the Share Return and, if applicable, determining whether a Knock-Out Event has occurred. The Strike Price, if applicable, will be specified in the relevant terms supplement to be equal to either (a) a percentage of the closing price of the Index Fund as of a specified date, or (b) a fixed amount determined without regard to the closing price of the Index Fund as of a particular date, in each case divided by the Share Adjustment Factor. For example, the relevant terms supplement may specify that the Strike Price will be 95% of the closing price of the Index Fund on the pricing date, divided by the Share Adjustment Factor. The Strike Price is subject to adjustment upon the occurrence of certain events affecting the Index Fund. See “General Terms of Notes — Anti-Dilution Adjustments.”

     Unless otherwise specified in the relevant terms supplement, “Final Share Price” means the closing price of one share of the Index Fund on the Observation Date or such other date as specified in the relevant terms supplement, or the arithmetic average of the closing prices of one share of the Index Fund on each of the Ending Averaging Dates, if so specified in the relevant terms supplement. Notwithstanding the foregoing, if the relevant terms supplement specifies that the Final Share Price will be determined based on the arithmetic average of the closing prices of the Index Fund on each of the Ending Averaging Dates and an adjustment to the Share Adjustment Factor would have become effective in accordance with “General Terms of Notes — Anti-Dilution Adjustments” after the first Ending Averaging Date but on or prior to the final Ending Averaging Date, then the closing price of the Index Fund on each Ending Averaging Date occurring prior to the effective date of such adjustment to be used to determine the Final Share Price will be deemed to equal such closing price divided by the Share Adjustment Factor, as adjusted (assuming that the Share Adjustment Factor prior to such adjustment is equal to 1.0). See “General Terms of Notes — Anti-Dilution Adjustments.”

     Unless otherwise specified in the relevant terms supplement, the “Share Adjustment Factor” will be set initially at 1.0, subject to adjustment upon the occurrence of certain events affecting the Index Fund. See “General Terms of Notes — Anti-Dilution Adjustments.”

     The Initial Averaging Dates, if applicable, will be specified in the relevant terms supplement, and any such date is subject to adjustment as described below. If an Initial Averaging Date is not a trading day or if there is a market disruption event on such day, the applicable Initial Averaging Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, will any Initial Averaging Date be postponed more than ten business days following the date originally scheduled to be such Initial Averaging Date. If the tenth business day following the date originally scheduled to be the applicable Initial Averaging Date is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the closing price of one share of the Index Fund for such Initial Averaging Date on such date in accordance with the formula for and method of calculating the closing price of one share of the Index Fund last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day of each equity security most recently held by the Index Fund.

     The Valuation Date(s), which will be either a single date, which we refer to as the Observation Date, or several dates, each of which we refer to as an Ending Averaging Date, will be specified in the relevant terms supplement, and any such date is subject to adjustment as described below. If a Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing. In no event, however, will any Valuation Date be postponed more than ten business days following the date originally scheduled to be such Valuation Date. If the tenth business day following the date originally scheduled to be the applicable Valuation Date is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the closing price of one share of the Index Fund for such Valuation Date on such date in accordance with the formula for and method of calculating the closing price of one share of the Index Fund last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing price that would have prevailed but for such suspension or limitation or non-trading day) on such tenth scheduled business day of each equity security most recently held by the Index Fund.

     The maturity date will be specified in the relevant terms supplement. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the final Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following the final Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe market disruption events under “General Terms of Notes — Market Disruption Events.”

     We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

     A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

     Subject to the foregoing and to applicable law (including, without limitation, U.S. federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

RISK FACTORS

     Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing directly in the Index Fund, the Underlying Index or any of the equity securities held by the Index Fund or included in the Underlying Index. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes do not pay interest or guarantee the return of your investment. A decrease in the value of the Index Fund may lead to a loss of some or all of your investment at maturity.

     The notes do not pay interest and may not return any of your investment. The amount payable at maturity, if any, will be determined pursuant to the terms described in this product supplement no. 147-I and the relevant terms supplement. The relevant terms supplement will specify whether the notes have a buffer, a knock-out buffer and/or a Strike Price.

     For notes without a buffer, you will lose some or all of your investment at maturity if the Final Share Price declines from the Initial Share Price (or Strike Price, if applicable).

     For notes with a buffer, your principal is protected against a decline in the Index Fund up to the buffer amount; however, you will lose some or all of your investment at maturity if the Final Share Price declines from the Initial Share Price (or Strike Price, if applicable) by more than the buffer amount.

     For notes with a knock-out buffer, your principal is protected against a decline in the Index Fund if the price of one share of the Index Fund at any time (for notes with continuous share monitoring) during the Monitoring Period or on any Monitoring Day, as applicable, or the closing price of one share of the Index Fund (for notes with daily share monitoring) on any trading day during the Monitoring Period or on any Monitoring Day, as applicable, has not declined from the Initial Share Price (or Strike Price, if applicable) by more than the knock-out buffer amount. However, you will lose some or all of your investment at maturity if the Final Share Price is less than the Initial Share Price (or Strike Price, if applicable) and the price of one share of the Index Fund at any time (for notes with continuous share monitoring) during the Monitoring Period or on any Monitoring Day, as applicable, or the closing price of one share of the Index Fund (for notes with daily share monitoring) on any trading day during the Monitoring Period or on any Monitoring Day, as applicable, has declined from the Initial Share Price (or Strike Price, if applicable) by more than the knock-out buffer amount. Under these circumstances, your principal will be fully exposed to any depreciation in the Index Fund.

The appreciation potential of the notes is limited to the Maximum Total Return, if applicable.

     If the notes are subject to a Maximum Total Return, the appreciation potential of the notes will be limited to the Maximum Total Return. Any applicable Maximum Total Return will be a percentage that we will determine on the pricing date and that will be set forth in the relevant terms supplement. Accordingly, if the relevant terms supplement specifies a Maximum Total Return on the notes, the appreciation potential of the notes will be limited to that Maximum Total Return even if the Share Return multiplied by the upside leverage factor is greater than that Maximum Total Return.

Your return on the notes will not reflect dividends on the equity securities held by the Index Fund or included in the Underlying Index.

     Your return on the notes will not reflect the return you would realize if you actually owned the equity securities held by the Index Fund or included in the Underlying Index and received the dividends paid on those equity securities. This is because the calculation agent will calculate the amount payable to you at maturity of the notes by reference to the Final Share Price. The Final Share Price reflects the prices of the equity securities held by the Index Fund on the Valuation Date(s) without taking into consideration the value of dividends paid on those equity securities.

Secondary trading may be limited.

     Unless otherwise specified in the relevant terms supplement, the notes will not be listed on an organized securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

     J.P. Morgan Securities Inc., or JPMSI, may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes. If at any time JPMSI or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

For notes with a knock-out buffer, the protection provided by the knock-out buffer amount may terminate during the term of the notes.

     For notes with a knock-out buffer, if the price of one share of the Index Fund at any time (for notes with continuous share monitoring) during the Monitoring Period or on any Monitoring Day, as applicable, or the closing price of one share of the Index Fund (for notes with daily share monitoring) on any trading day during the Monitoring Period or on any Monitoring Day, as applicable, has declined from the Initial Share Price (or Strike Price, if applicable) by more than the knock-out buffer amount, you will at maturity be fully exposed to any depreciation in the Index Fund. We refer to this feature as a contingent buffer. Under these circumstances, and if the Final Share Price is less than the Initial Share Price (or Strike Price, if applicable), you will lose 1% of the principal amount of your investment for every 1% decline in the Final Share Price as compared to the Initial Share Price (or Strike Price, if applicable). You will be subject to this potential loss of principal even if the closing price of the Index Fund subsequently increases such that the Final Share Price is greater than or equal to the Initial Share Price (or Strike Price, if applicable), or less than the Initial Share Price (or Strike Price, if applicable) by not more than the knock-out buffer amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.

The Final Share Price may be less than the closing price of one share of the Index Fund at the maturity date of the notes or at other times during the term of the notes.

     Because the Final Share Price is calculated based on the closing price on one or more Valuation Dates during the term of the notes, the closing price of one share of the Index Fund at the maturity date or at other times during the term of the notes, including dates near the Valuation Date(s), could be greater than the Final Share Price. This difference could be particularly large if there is a significant increase in the closing price of one share of the Index Fund after the final Valuation Date, if there is a significant decrease in the closing price of one share of the Index Fund around the time of the Valuation Date(s) or if there is significant volatility in the closing price of one share of the Index Fund during the term of the notes (especially on dates near the Valuation Date(s)). For example, when the Valuation Date(s) are near the end of the term of the notes and the notes do not have a knock-out buffer, then if the closing prices increase or remain relatively constant during the initial term of the notes and then decrease below the Initial Share Price (or Strike Price, if applicable), the Final Share Price may be significantly less than if it were calculated on a date earlier than the Valuation Date(s). Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested in the Index Fund, the equity securities held by the Index Fund or included in the Underlying Index or contracts relating to the Underlying Index for which there is an active secondary market.

The Initial Share Price may be determined after the issue date of the notes.

     If so specified in the relevant terms supplement, the Initial Share Price will be determined based on the arithmetic average of the closing prices of the Index Fund on the Initial Averaging Dates specified in the relevant terms supplement. One or more of the Initial Averaging Dates so specified may occur on or following the issue date of the notes; as a result, the Initial Share Price may not be determined, and you may therefore not know the value of such Initial Share Price, until after the issue date. Similarly, the global note certificate representing the notes, which will be deposited with DTC on the issue date as described under “General Terms of Notes — Book-Entry Only Issuance — The Depository Trust Company,” will not set forth the value of the Initial Share Price for the Index Fund. If there are any increases in the closing prices of the Index Fund on the Initial Averaging Dates that occur after the issue date and such increases result in the Initial Share Price for the Index Fund being greater than the closing prices of the Index Fund on the issue date, this may establish greater values that the Index Fund must achieve for you to obtain a positive return on your investment or avoid a loss of principal at maturity.

The notes are not designed to be short-term trading instruments.

     The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Index Fund has appreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

     Many economic and market factors will influence the value of the notes. We expect that, generally, the price of shares of the Index Fund on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the price of shares of the Index Fund. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

  the expected volatility in the Index Fund;

  the time to maturity of the notes;

  for notes with a knock-out buffer, whether a Knock-Out Event has occurred;

  the dividend rate on the equity securities held by the Index Fund (while not paid to holders of the notes, dividend payments on the equity securities held by the Index Fund may influence the price of the shares of the Index Fund and the market value of options on the Index Fund and therefore affect the market value of the notes);

  interest and yield rates in the market generally, as well as in the markets of those equity securities held by the Index Fund; and

  economic, financial, political and regulatory or judicial events that affect the equity securities held by the Index Fund or stock markets generally, and that may affect the closing price of shares of the Index Fund on any Initial Averaging Date, if applicable, or on any Valuation Date, the closing price or price of shares of the Index Fund on any day during the Monitoring Period or on any Monitoring Day(s), the Initial Share Price or the Final Share Price;

  the exchange rate and the volatility of the exchange rate between the U.S. dollar and the Hong Kong dollar and the correlation between that rate and the price of shares of the Index Fund;

  the occurrence of certain events affecting the Index Fund that may or may not require an adjustment to the Share Adjustment Factor; and

  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

     Some or all of these factors will influence the price you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell your notes at a substantial discount from the principal amount if the Final Share Price is at, below or not sufficiently above the Initial Share Price (or Strike Price, if applicable) or, for notes with a knock-out buffer, if a Knock-Out Event has occurred.

     You cannot predict the future performance of the Index Fund based on its historical performance. The value of the Index Fund may decrease such that you may not receive any return of your investment. For notes without a buffer, if the Share Return is negative, you will lose some or all of your investment. For notes with a buffer, if the Final Share Price decreases compared to the Initial Share Price (or Strike Price, if applicable) by more than the buffer amount, you will lose some or all of your investment. For notes with a knock-out buffer, if the Final Share Price decreases compared to the Initial Share Price (or Strike Price, if applicable) and a Knock-Out Event has occurred, your principal will not be protected against any depreciation of the Index Fund, and you will lose some or all of your investment. There can be no assurance that the prices of shares of the Index Fund will not decrease so that at maturity you will not lose some or all of your investment.

If the price of the shares of the Index Fund changes, the market value of your notes may not change in the same manner.

     Owning the notes is not the same as owning shares of the Index Fund. Accordingly, changes in the price of one share of the Index Fund may not result in a comparable change of the market value of the notes. If the closing price of one share of the Index Fund on any trading day increases above the Initial Share Price (or Strike Price, if applicable), the value of the notes may not increase comparably, if at all. It is possible for the price of the shares of the Index Fund to increase moderately while the value of the notes declines.

The notes are subject to currency exchange risk.

     Because the prices of the equity securities held by the Index Fund are converted into U.S. dollars for the purposes of calculating the net asset value of the Index Fund, holders of the notes will be exposed to currency exchange rate risk with respect to Hong Kong dollars, the currency in which the equity securities held by the Index Fund are denominated. An investor’s net exposure will depend on the extent to which the Hong Kong dollar strengthens or weakens against the U.S. dollar. If the U.S. dollar strengthens against the Hong Kong dollar, the net asset value of the Index Fund will be adversely affected and the amount we pay you at maturity, if any, may be reduced.

Of particular importance to potential currency exchange risk are:

    existing and expected rates of inflation;

    existing and expected interest rate levels;

    the balance of payments; and

    the extent of governmental surpluses or deficits in Hong Kong, China and the United States of America.

     All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by Hong Kong, China and the United States and other countries important to international trade and finance.

Changes in the volatility of exchange rates, and the correlation between those rates and the net asset value of the Index Fund are likely to affect the market value of the notes.

     The exchange rate between the U.S. dollar and the Hong Kong dollar refers to a foreign exchange spot rate that measures the relative values of two currencies — the Hong Kong dollar, which is the currency in which an equity security held by the Index Fund is denominated, and the U.S. dollar. This exchange rate reflects the amount of Hong Kong dollars that can be purchased for one U.S. dollar and thus increases when the U.S. dollar appreciates relative to Hong Kong dollar. The volatility of the exchange rate between the U.S. dollar and the Hong Kong dollar refers to the size and frequency of changes in that exchange rate.

     Because the net asset value of the Index Fund is calculated, in part, by converting the closing prices of the equity securities held by the Index Fund into U.S. dollars, the volatility of the exchange rate between the U.S. dollar and the Hong Kong dollar could affect the market value of the notes.

     The correlation of the exchange rate between the U.S. dollar and the Hong Kong dollar and the net asset value of the Index Fund refers to the relationship between the percentage changes in that exchange rate and the percentage changes in the net asset value of the Index Fund. The direction of the correlation (whether positive or negative) and the extent of the correlation between the percentage changes in the exchange rate between the U.S. dollar and the Hong Kong dollar and the percentage changes in the net asset value of the Index Fund could affect the value of the notes.

The anti-dilution protection is limited.

     The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Index Fund. See “General Terms of Notes — Anti-Dilution Adjustments.” The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

An investment in the notes is subject to risks associated with non-U.S. securities markets.

     The equity securities held by the Index Fund and included in the Underlying Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

     The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws and other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subject to different and, in some cases, more adverse economic environments.

     The Stock Exchange of Hong Kong Ltd. (“HKSE”) on which the equity securities included in the Underlying Index are traded is not as large as the U.S. securities markets and have substantially less trading volume, resulting in a lack of liquidity and high price volatility relative to the U.S. securities markets. There is also a high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries, as well as a high concentration of certain types of investors (including investment funds and other institutional investors) in the HKSE. As a result, trading on the HKSE may be subject to significantly greater risk and higher price volatility than trading in the U.S. securities markets.

     Some or all of these factors may influence the price of shares of the Index Fund. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from one or more of the other factors. You cannot predict the future performance of the Index Fund based on its historical performance. The value of the Index Fund may decrease such that you may not receive any return on your investment. There can be no assurance that the price of shares of the Index Fund will not decrease so that, at maturity, you will not lose some or all of your investment.

An investment in the notes is subject to risks associated with China, one of the largest global emerging markets.

     The risks of investing in emerging markets are typically greater than those of investing in developed countries where political, economic and social structures may be much more established and efficient. Emerging markets often lack the market depth and breadth and operational efficiency of developed markets. The companies in which the Index Fund invests may be held to lower disclosure, corporate governance, accounting and reporting standards than companies in more developed markets. In addition, some of the securities held by the Index Fund may be subject to higher transaction and other costs, foreign ownership limits, withholding or other taxes or may have liquidity issues that make securities more difficult to sell at reasonable prices. These factors may increase the volatility, and hence the risk, of an investment in the notes.

     While China is transitioning from a government-controlled to a market-driven economy, it still struggles with political and social uncertainty, substantial government involvement in the economy, conflict with Taiwan, and issues relating to the reunification with Hong Kong. China is also under pressure to change its currency standards. Although mainland China’s gross national product has grown in recent years, there can be no assurance this growth will continue.

There are risks associated with the Index Fund.

     The Index Fund commenced trading in October 2004 and therefore has a limited operating history. Although its shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Index Fund or that there will be liquidity in the trading market.

     In addition, Barclays Global Fund Advisors, which we refer to as BGFA, is the Index Fund’s investment adviser. The Index Fund is subject to management risk, which is the risk that the BGFA’s investment strategy, the implementation of which is subject to a number of constraints (as outlined under “The iShares® FTSE/Xinhua China 25 Index Fund — Investment Objective and Strategy”), may not produce the intended results. For example, BGFA may select up to 10% of the Index Fund’s assets to be invested in shares of equity securities that are not included in the Underlying Index.

The performance of the Index Fund may not correlate with the performance of the Underlying Index.

     The Index Fund uses a representative sampling strategy (as described under “The iShares® FTSE/Xinhua China 25 Index Fund — Representative Sampling”) to attempt to track the performance of the Underlying Index. The Index Fund invests in a representative sample of equity securities included in the Underlying Index; however, the Index Fund may not hold all or substantially all of the equity securities included in the Underlying Index. Therefore, while the performance of the Index Fund is linked principally to the performance of the Underlying Index, the performance of the Index Fund is also generally linked in part to shares of equity securities not included in the Underlying Index because BGFA may invest up to 10% of the Index Fund’s assets in such equity securities that it believes will help the Index Fund to track the Underlying Index. In addition, the performance of the Index Fund will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the Index Fund and the Underlying Index. Finally, because the shares of the Index Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Index Fund may differ from the net asset value per share of the Index Fund.

     For all of the foregoing reasons, the performance of the Index Fund may not correlate with the performance of the Underlying Index. Consequently, the return on the notes will not be the same as investing directly in the Index Fund or in the Underlying Index or in the equity securities included in the Underlying Index, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the Underlying Index.

The policies of BGFA for the Index Fund and FTSE/Xinhua Index Limited for the Underlying Index could affect the value of the notes and the amount payable on the notes.

     The policies of BGFA concerning the calculation of the Index Fund’s net asset value, additions, deletions or substitutions of equity securities held by the Index Fund and manner in which changes affecting the Underlying Index are reflected in the Index Fund could affect the market price of the shares of the Index Fund and, therefore, affect the amount payable on the notes at maturity, if any, and the value of the notes prior to maturity. The amount payable on the notes and its value could also be affected if BGFA changes these policies, for example, by changing the manner in which it calculates the Index Fund’s net asset value, or if BGFA discontinues or suspends calculation or publication of the Index Fund’s net asset value, in which case it may become difficult to determine the value of the notes.

     In addition, FTSE/Xinhua Index Limited (“FXI”) owns the Underlying Index and is responsible for the design and maintenance of the Underlying Index. The policies of FXI concerning the calculation of the Underlying Index, including decisions regarding the addition, deletion or substitution of the equity securities included in the Underlying Index, could affect the level of the Underlying Index and, consequently, could affect the market price of the shares of the Index Fund and, therefore, affect whether a Knock-Out Event will occur or the amount payable on the notes at maturity, if any, and the value of the notes prior to maturity.

To our knowledge, we are not currently affiliated with any of the issuers of the equity securities held by the Index Fund or included in the Underlying Index.

     To our knowledge, we are not currently affiliated with any of the equity securities held by the Index Fund or included in the Underlying Index. As a result, we will have no ability to control the actions of the issuers of such equity securities, including actions that could affect the value of the equity securities held by the Index Fund or included in the Underlying Index or your notes. None of the money you pay us will go to BGFA, FXI or any of the issuers of the equity securities held by the Index Fund or included in the Underlying Index and none of those issuers will be involved in the offering of the notes in any way. Neither those issuers nor we will have any obligation to consider your interests as a holder of the notes in taking any actions that might affect the value of your notes.

You will have no shareholder rights in the Index Fund or issuers of equity securities held by the Index Fund or included in the Underlying Index.

     As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the Index Fund or the equity securities held by the Index Fund or included in the Underlying Index would have.

The inclusion in the original issue price of each agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

     While the payment at maturity will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. Such agent’s commission includes the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by JPMSI, as a result of such compensation or other transaction costs.

We or our affiliates may have adverse economic interests to the holders of the notes.

     JPMSI and other affiliates of ours trade the equity securities held by the Index Fund or included in the Underlying Index and other financial instruments related to the Index Fund, the Underlying Index and the equity securities held by the Index Fund or included in the Underlying Index on a regular basis, for their accounts and for other accounts under their management. JPMSI and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Index Fund or the Underlying Index. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the performance of the Index Fund or the level of the Underlying Index and, accordingly, could affect the value of the notes and the amount, if any, payable to you at maturity.

     We or our affiliates may currently or from time to time engage in business with companies the equity securities of which are held by the Index Fund or included in the Underlying Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the companies the equity securities of which are held by the Index Fund or included in the Underlying Index. Any prospective purchaser of notes should undertake an independent investigation of each company the equity securities of which are held by the Index Fund or included in the Underlying Index as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

     Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the price of the shares of the Index Fund or the level of the Underlying Index or the price of the equity securities held by the Index Fund or included in the Underlying Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

     We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

     We or one of our affiliates may currently or from time to time engage in trading activities related to the currencies in which the equity securities held by the Index Fund are denominated. These trading activities could potentially affect the exchange rates with respect to such currencies and, because currency exchange rate calculations are involved in the calculation of the net asset value of the Index Fund, could affect the closing price of shares of the Index Fund and, accordingly, the value of the notes.

     In the course of our or our affiliates’ currency trading activities, we or our affiliates may acquire material nonpublic information with respect to currency exchange rates, and we will not disclose any such information to you. In addition, one or more of our affiliates may produce and/or publish research reports, or otherwise express views, with respect to expected movements in currency exchange rates. Any prospective purchaser of notes should undertake an independent investigation of the currencies in which equity securities held by the Index Fund are denominated and their related exchange rates as, in its judgment, is appropriate to make an informed decision with respect to an investment in the notes.

     JPMSI, one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things: the Initial Share Price; the Strike Price, if applicable; the closing price of one share of the Index Fund on each Initial Averaging Date, if applicable, and each Valuation Date; the price or closing price, as applicable, of the shares of the Index Fund during the Monitoring Period or on the Monitoring Days, as applicable, for purposes of determining whether a Knock-Out Event has occurred; the Share Adjustment Factor and anti-dilution adjustments, if any; the Final Share Price; the Share Return; whether a Knock-Out Event has occurred; and the payment at maturity, if any, on the notes. The calculation agent will also be responsible for determining whether a market disruption event has occurred; which exchange traded fund will be substituted for the Index Fund (or successor index fund, if applicable) if the Index Fund (or successor index fund, if applicable) is de-listed, liquidated or otherwise terminated; whether the Underlying Index (or the underlying index related to a successor index fund, if applicable) has been changed in a material respect; and whether the Index Fund (or successor index fund, if applicable) has been modified so that the Index Fund (or successor index fund, if applicable) does not, in the opinion of the calculation agent, fairly represent the price of the Index Fund (or successor index fund, if applicable) had those modifications not been made. In performing these duties, JPMSI may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMSI, as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

     The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the closing price of one share of the Index Fund on any Valuation Date or any Initial Averaging Date, if applicable, and calculating the Share Return and the amount, if any, that we are required to pay you at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Initial Averaging Dates, if any, or the Valuation Dates and the maturity date will be postponed and your return will be adversely affected. See “General Terms of Notes — Market Disruption Events.”

The tax consequences of an investment in the notes are unclear.

     There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described in “Certain U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes could differ materially from our description herein. Even if the characterization of the notes is respected, the IRS could assert that the notes constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case the tax consequences of selling or settling the notes could be significantly and adversely affected. Section 1260 generally applies if an investor enters into “constructive ownership transactions.” If so, any gain recognized in respect of the notes that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) will be treated as ordinary income, and an interest charge will apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance, promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 147-I and consult your tax adviser regarding your particular circumstances.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

     If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

USE OF PROCEEDS

     Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes and the estimated cost of hedging our obligations under the notes.

     Unless otherwise specified in the relevant terms supplement, each agent’s commissions will include the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, our projected profit resulting from such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

     On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Index Fund, the Underlying Index, the equity securities held by the Index Fund or included in the Underlying Index, or instruments the value of which is derived from the Index Fund, the Underlying Index or the equity securities held by the Index Fund or included in the Underlying Index. While we cannot predict an outcome, such hedging activity or other hedging or investment activities of ours could potentially increase the price of the shares of the Index Fund as well as the Initial Share Price, and, therefore, effectively establish a higher price per share that the Index Fund must achieve for you to obtain a return on your investment or to avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy that may involve taking long or short positions in the Index Fund, the Underlying Index or the equity securities held by the Index Fund or included in the Underlying Index, or instruments the value of which is derived from the Index Fund, the Underlying Index or the equity securities held by the Index Fund or included in the Underlying Index. Although we have no reason to believe that any of these activities will have a material impact on the price of the shares of the Index Fund or the value of the notes, we cannot assure you that these activities will not have such an effect.

     We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder will have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

THE iSHARES® FTSE/XINHUA CHINA 25 INDEX FUND

     We have derived all information contained in this product supplement no. 147-I regarding the iShares® FTSE/Xinhua China 25 Index Fund (the “Index Fund”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, iShares® Trust (“iShares®”), Barclays Global Investors, N.A. (“BGI”), and Barclays Global Fund Advisors (“BGFA”). The Index Fund is an investment portfolio maintained and managed by iShares®. BGFA is the investment adviser to the Index Fund. The Index Fund is an exchange traded fund (“ETF”) which trades on the NYSE Arca under the ticker symbol “FXI.” We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

     iShares® is a registered investment company that consists of numerous separate investment portfolios, including the Index Fund. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, BGFA, the Index Fund, please see the Prospectus dated December 1, 2007 (as supplemented on December 6, 2007, December 14, 2007, December 27, 2007, January 16, 2008 and July 11, 2008). In addition, information about iShares® and the Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this product supplement no. 147-I or any terms supplement.

Investment Objective and Strategy

     The Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of equity securities of large Chinese companies listed on The Stock Exchange of Hong Kong Ltd., as measured by the FTSE/Xinhua China 25 Index, which we refer to as the Underlying Index. See “— The FTSE/Xinhua China 25 Index” below for more information about the Underlying Index. The Index Fund’s investment objective may be changed without shareholder approval.

     As of July 21, 2008, the Index Fund’s three largest holdings were China Mobile Limited, Industrial and Commercial Bank of China — Class H and PetroChina Co., Ltd. — Class H, and its three largest sectors were financials, telecommunications, and oil & gas.

     The Index Fund uses a representative sampling strategy (as described below under “— Representative Sampling”) to try to track the Underlying Index. The Index Fund invests at least 90% of its assets in the securities of the Underlying Index or in American Depositary Receipts, or other depositary receipts representing securities in the Underlying Index. The Index Fund may invest the remainder of its assets in securities not included in the Underlying Index, but which BGFA believes will help the Index Fund track the Underlying Index. The Index Fund also may invest its other assets in futures contracts, options on futures contracts, options, and swaps related to the Underlying Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BGFA.

Representative Sampling

     The Index Fund pursues a “representative sampling” strategy in attempting to track the performance of Underlying Index. The Index Fund invests in a representative sample of securities in the Underlying Index that collectively has an investment profile similar to the Underlying Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Underlying Index. The Index Fund may or may not hold all of the securities that are included in the Underlying Index.

Correlation

     The Underlying Index is a theoretical financial calculation, while the Index Fund is an actual investment portfolio. The performance of the Index Fund and the Underlying Index may somewhat vary due to transaction costs, asset valuations, foreign currency valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the Index Fund’s portfolio and the Underlying Index resulting from legal restrictions (such as diversification requirements that apply to the Index Fund but not to the Underlying Index) or representative sampling. A figure of 100% would indicate perfect correlation. The difference between 100% correlation and the Index Fund’s actual correlation is called “tracking error.” The Index Fund’s use of a representative sampling indexing strategy, can be expected to have a greater tracking error than if the Index Fund used a replication indexing strategy. “Replication” is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

     The Index Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries only to approximately the same extent that its Underlying Index is so concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Holdings Information

     The following tables summarize the Index Fund’s top holdings in individual companies and by sector as of July 21, 2008.

Top holdings in individual securities as of July 21, 2008

Company	Percentage of Total Holdings
China Mobile Limited	9.73%
Industrial and Commercial Bank of China Limited — Class H	9.09%
PetroChina Co., Ltd. — Class H	7.92%
China Life Insurance Co., Ltd. — Class H	7.18%
CNOOC Limited	5.68%
Ping An Insurance (Group) Company of China, Ltd. — Class H	4.15%
Bank of Communications Co., Ltd. — Class H	4.05%
China UNICOM Limited	4.05%
China Communications Construction Co., Ltd. — Class H	4.05%
China Merchants Bank Co., Ltd. — Class H	4.04%

Top holdings by sector as of July 21, 2008

Sector	Percentage of Total Holdings
Financials	41.69%
Telecommunications	19.76%
Oil & Gas	17.62%
Basic Materials	9.22%
Industrials	8.95%
Utilities	2.06%
Consumer Services	0.44%

     The information above was compiled from the iShares® website. We make no representation or warranty as to the accuracy of the information above. Information contained in the iShares® website is not incorporated by reference in, and should not be considered a part of, this product supplement no. 147-I or any terms supplement.

Historical Performance of the Index Fund

     We will provide historical price information with respect to the shares of the Index Fund in the relevant terms supplement. You should not take any such historical prices as an indication of future performance.

Disclaimer

     The notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The FTSE/Xinhua China 25 Index

     We have derived all information contained in this product supplement regarding the FTSE/Xinhua China 25 Index, or the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, FTSE/Xinhua Index Limited (“FXI”), a joint venture of FTSE International Limited (“FTSE”) and Xinhua Financial Network Limited (“Xinhua”). We make no representation or warranty as to the accuracy or completeness of such information. FTSE/Xinhua China 25 Index is calculated, maintained and published by FXI. FXI has no obligation to continue to publish, and may discontinue publication of, the FTSE/Xinhua China 25 Index.

     The FTSE/Xinhua China 25 Index is designed to represent the performance of the mainland Chinese market that is available to international investors. The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H” shares and “Red Chip” shares), listed and trading on the Stock Exchange of Hong Kong Ltd. (“HKSE”). “H” shares are notes of companies incorporated in the People’s Republic of China and nominated by the Chinese Government for listing and trading on the HKSE. “Red Chip” shares are securities of Hong Kong-incorporated companies, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. Both “H” shares and “Red Chip” shares are quoted and traded in Hong Kong dollars and are available only to international investors, who are not citizens of the People’s Republic of China.

Computation of the Underlying Index

     The performance of the Underlying Index is calculated using the free-float index calculation methodology of the FTSE Group, using actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. Under this methodology, FXI excludes from free floating shares trade investments in an Underlying Index constituent company by another Underlying Index constituent company, significant long-term holdings by founders, directors and/or their families, employee share schemes (if restricted), government holdings, foreign ownership limits, and portfolio investments subject to lock-in clauses (for the duration of the clause). The Underlying Index is periodically reviewed for changes in free float.

     The Underlying Index, like other indices of FXI, is governed by an independent advisory committee that ensures that the index is operated in accordance with its published ground rules, and that the rules remain relevant to the Underlying Index.

License Agreement with FTSE/Xinhua Index Limited

     The notes are not in any way sponsored, endorsed, sold or promoted by FXI, FTSE or Xinhua or by the London Stock Exchange PLC (the “London Stock Exchange”) or by The Financial Times Limited (“FT”) and neither FXI, FTSE, Xinhua nor the London Stock Exchange nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE/Xinhua China 25 Index and/or the figure at which the FTSE/Xinhua China 25 Index stands at any particular time on any particular day or otherwise. The FTSE/Xinhua China 25 Index is compiled and calculated by or on behalf of FXI. However, neither FXI or FTSE or Xinhua or the London Stock Exchange or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE/Xinhua China 25 Index and neither FXI, FTSE, Xinhua or the London Stock Exchange or FT shall be under any obligation to advise any person of any error therein.

     The FTSE/Xinhua China 25 Index is calculated by or on behalf of FXI. FXI does not sponsor, endorse or promote the notes.

     All copyright in the FTSE/Xinhua China 25 Index values and constituent list vest in FXI. JPMorgan Chase & Co. has obtained full license from FXI to use such copyright in the creation of the notes.

     “FTSE™” is a trade mark jointly owned by the London Stock Exchange PLC and The Financial Times Limited. “FTSE/Xinhua” is a trade mark of FTSE International Limited. “Xinhua” are service marks and trade marks of Xinhua Financial Network Limited. All marks are licensed for use by FXI.

Discontinuation of the Index Fund; Alternate Calculation of Price and Closing Price

     If the Index Fund (or a successor index fund (as defined herein)) is de-listed from the relevant exchange, liquidated or otherwise terminated, the calculation agent will substitute an exchange-traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Index Fund (or such successor index fund) (such substitute fund being referred to herein as a “successor index fund”). If the Index Fund (or a successor index fund) is de-listed, liquidated or otherwise terminated and the calculation agent determines that no successor index fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate price or closing price, as applicable, of the shares of the Index Fund by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index Fund. If a successor index fund is selected or the calculation agent calculates a price or closing price, as applicable, by a computation methodology that the calculation determines will as closely as reasonably possible replicate the Index Fund, that successor index fund or price or closing price, as applicable, will be substituted for the Index Fund (or such successor index fund) for all purposes of the notes.

     Upon any selection by the calculation agent of a successor index fund, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

     If at any time, the Underlying Index or the underlying index related to a successor index fund is changed in a material respect, or the Index Fund or a successor index fund in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the price of the shares of the Index Fund or such successor index fund had those changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the price or closing price, as applicable, of the Index Fund is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a price or closing price, as applicable, of an exchange-traded fund comparable to the Index Fund (or such successor index fund) as if those changes or modifications had not been made, and calculate the price or closing price, as applicable, with reference to the Index Fund (or such successor index fund), as adjusted. The calculation agent may also determine that no adjustment is required by the modification of the method of calculation.

     The calculation agent will be solely responsible for the method of calculating the price or closing price, as applicable, of the shares of the Index Fund (or any successor index fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

     The calculation agent will provide information as to the method of calculating the price or closing price, as applicable, of the shares of the Index Fund upon written request by any investor in the notes.

GENERAL TERMS OF NOTES

Calculation Agent

     J.P. Morgan Securities Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Initial Share Price, the Strike Price, if applicable, the closing price of one share of the Index Fund on each Initial Averaging Date, if applicable, and each Valuation Date, the price or closing price, as applicable, of the shares of the Index Fund during the Monitoring Period or on the Monitoring Days, as applicable, for purposes of determining whether a Knock-Out Event has occurred, the Share Adjustment Factor and anti-dilution adjustments, if any, the Final Share Price, the Share Return, whether a Knock-Out Event has occurred and the payment at maturity, if any, on the notes. In addition, the calculation agent will determine whether there has been a market disruption event, which exchange-traded fund will be substituted for the Index Fund (or successor index fund, if applicable) if the Index Fund (or successor index fund, if applicable) is de-listed, liquidated or otherwise terminated, whether the Underlying Index (or the underlying index related to a successor index fund, if applicable) has been changed in a material respect and whether the Index Fund (or successor index fund, if applicable) has been modified so that the Index Fund (or successor index fund, if applicable) does not, in the opinion of the calculation agent, fairly represent the price of the Index Fund (or successor index fund, if applicable) had those modifications not been made. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

     The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m., New York City time, on the business day preceding the maturity date.

     All calculations with respect to the Initial Share Price, the Strike Price, if applicable, the price or closing price, as applicable, of one share of the Index Fund, the Final Share Price, or the Share Return will be rounded to the nearest one ten-thousandth, with five one hundred-thousandth rounded upward (e.g., .87645 would be rounded to .8765); all dollar amounts related to determination of the payment per $1,000 principal amount note at maturity, if any, will be rounded to the nearest one ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid, if any, on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

     Certain events may prevent the calculation agent from calculating the closing price of a share of the Index Fund on any Initial Averaging Date, if applicable, any Valuation Date, and consequently, the Share Return or the price of one share of the Index Fund at any time or the closing price of one share of the Index Fund on any trading day during the Monitoring Period or on any Monitoring Day for purposes of determining whether a Knock-Out Event has occurred, or calculating the amount, if any, that we will pay to you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to each of these events individually as a “market disruption event.”

     With respect to the Index Fund (or any successor index fund or other security for which a closing price must be determined), a “market disruption event,” unless otherwise specified in the relevant terms supplement, means:

  the occurrence or existence of a suspension, absence or material limitation of trading of the shares of the Index Fund (or such successor index fund or such other security) on the relevant exchange for such shares (or such successor index fund or such other security) for more than two hours of trading during, or during the one-half hour period preceding the close of, the principal trading session on such relevant exchange;

    a breakdown or failure in the price and trade reporting systems of the relevant exchange for the shares of the Index Fund (or such successor index fund or such other security) as a result of which the reported trading prices for the shares of the Index Fund (or such successor index fund or such other security) during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

    the occurrence or existence of a suspension, absence or material limitation of trading on the primary exchange or market for trading in futures or options contracts related to the shares of the Index Fund (or such successor index fund or such other security), if available, during the one-half hour period preceding the close of the principal trading session in the applicable exchange or market, in each case as determined by the calculation agent in its sole discretion; or

    the occurrence or existence of a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the Underlying Index (or the underlying index related to the successor index fund) on the relevant exchanges for such securities for more than two hours of trading during, or during the one-half hour period preceding the close of, the principal trading session on such relevant exchange, in each case as determined by the calculation agent in its sole discretion; or

    the occurrence or existence of a suspension, absence or material limitation of trading on the primary exchange market for trading in futures or options contracts related to the Underlying Index (or the underlying index related to the successor index fund) or shares of the Index Fund (or such successor index fund or such other security) for more than two hours of trading during, or during the one-half hour period preceding the close of, the principal trading session in such applicable exchange or market, in each case as determined by the calculation agent in its sole discretion; and

in each case, a determination by the calculation agent in its sole discretion that any event described in the clauses above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

     For the purpose of determining whether a market disruption event with respect to the Index Fund (or the successor index fund) exists at any time, if trading in a security included in the Underlying Index (or the underlying index related to the successor index fund) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Underlying Index (or the underlying index related to the successor index fund) will be based on a comparison of the portion of the level of the Underlying Index (or the underlying index related to the successor index fund) attributable to that security relative to the overall level of the Underlying Index (or the underlying index related to the successor index fund), in each case immediately before that suspension or limitation.

     For the purpose of determining whether a market disruption event with respect to the Index Fund (or the successor index fund or such other security) has occurred:

    a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or the primary exchange or market for trading in futures or options contracts related to the shares of the Index Fund (or such successor index fund or such other security);

    a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a market disruption event;

    limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

    a suspension of trading in futures or options contracts on the Underlying Index (or the underlying index related to the successor index fund) or shares of the Index Fund (or such successor index fund or such other security) by the primary exchange or market trading in such contracts by reason of:

      a price change exceeding limits set by such exchange or market,

      an imbalance of orders relating to such contracts, or

      a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Index (or the underlying index related to the successor index fund) or the shares of the Index Fund (or such successor index fund or such other security); and

    a suspension, absence or material limitation of trading on any relevant exchange or on the primary exchange or market on which futures or options contracts related to the Underlying Index (or the underlying index related to the successor index fund) or the shares of the Index Fund (or such successor index fund or such other security) are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

     “Relevant exchange” means, with respect to the Index Fund or any successor index fund, the primary exchange or market of trading for the shares of the Index Fund, or such successor index fund, as applicable, or, with respect to the Underlying Index or any underlying index related to such successor index fund, as applicable, the primary exchange or market of trading for any security (or any combination thereof) then included in the Underlying Index or any underlying index related to such successor index fund, as applicable.

Anti-Dilution Adjustments

     The Share Adjustment Factor is subject to adjustment by the calculation agent as a result of the anti-dilution adjustments described in this section.

     No adjustments to the Share Adjustment Factor will be required unless the Share Adjustment Factor adjustment would require a change of at least 0.1% in the Share Adjustment Factor then in effect. The Share Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Share Adjustment Factor after the close of business on the business day immediately preceding the maturity date.

     No adjustments to the Share Adjustment Factor will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the closing price of one share of the Index Fund (or the relevant successor index fund) on any trading day during the term of the notes.

     With respect to the Index Fund (or the relevant successor index fund), anti-dilution adjustments will be calculated as follows:

     Share Splits and Reverse Share Splits

     If the shares of the Index Fund (or such successor index fund) are subject to a share split or reverse share split, then once such split has become effective, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor will equal the product of:

    the prior Share Adjustment Factor, and

    the number of shares that a holder of one share of the Index Fund (or such successor index fund) before the effective date of the share split or reverse share split would have owned or been entitled to receive immediate following the applicable effective date.

     Share Dividends or Distributions

     If the Index Fund (or such successor index fund) is subject to (i) a share dividend, i.e., an issuance of additional shares of the Index Fund (or such successor index fund) that is given ratably to all or substantially all holders of shares of the Index Fund (or such successor index fund) or (ii) a distribution of shares of the Index Fund (or such successor index fund) as a result of the triggering of any provision of the corporate charter of the Index Fund (or such successor index fund), then, once the dividend or distribution has become effective and the shares of the Index Fund (or such successor index fund) are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor will equal the prior Share Adjustment Factor plus the product of:

    the prior Share Adjustment Factor, and

    the number of additional shares issued in the share dividend or distribution with respect to one share of the Index Fund (or such successor index fund).

     Non-Cash Distributions

     If the Index Fund (or such successor index fund) distributes shares of capital stock, evidences of indebtedness or other assets or property of the Index Fund (or such successor index fund) to all or substantially all holders of shares of the Index Fund (or such successor index fund) (other than (i) share dividends or distributions referred to under “— Share Dividends or Distributions” above and (ii) cash dividends referred under “— Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of the Index Fund (or such successor index fund) are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

    the prior Share Adjustment Factor, and

    a fraction, the numerator of which is the Current Market Price of one share of the Index Fund (or such successor index fund) and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

     The “Current Market Price” of the Index Fund (or such successor index fund) means the closing price of one share of the Index Fund (or such successor index fund) on the trading day immediately preceding the ex-dividend date of the dividend or distribution requiring an adjustment to the Share Adjustment Factor.

     “Ex-dividend date,” with respect to a dividend or other distribution for the Index Fund (or such successor index fund), will mean the first trading day on which transactions in the shares of the Index Fund (or such successor index fund) trade on the relevant exchange without the right to receive that dividend or other distribution.

     The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

Cash Dividends or Distributions

     If the issuer of any shares of the Index Fund (or such successor index fund) pays dividends or makes other distributions consisting exclusively of cash to all or substantially all holders of shares of the Index Fund (or such successor index fund) during any dividend period during the term of the notes, in an aggregate amount that, together with other such cash dividends or distributions made previously during such dividend period with respect to which an adjustment to the Share Adjustment Factor has not previously been made under this “—Cash Dividends or Distributions” section, exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares of the Index Fund (or such successor index fund) are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor will equal the product of:

    the prior Share Adjustment Factor, and

    a fraction, the numerator of which is the Current Market Price of one share of the Index Fund (or such successor index fund) and the denominator of which is the amount by which such Current Market Price exceeds the aggregate amount in cash per share of the Index Fund (or such successor index fund) distributes in such cash dividend or distribution together with any cash dividends or distributions made previously during such dividend period with respect to which an adjustment to the Share Adjustment Factor has not previously been made under this “— Cash Dividends or Distributions” section to holders of shares of the Index Fund in excess of the Dividend Threshold.

     For the avoidance of doubt, the Share Adjustment Factor may be adjusted more than once in any particular dividend period because of cash dividends or distributions that exceed the Dividend Threshold. If the Share Adjustment Factor has been previously adjusted in a particular dividend period because of cash dividends or distributions that exceed the Dividend Threshold, subsequent adjustments will be made if the Index Fund (or such successor index fund) pays cash dividends or makes other distributions during such dividend period in an aggregate amount that, together with other such cash dividends or distributions since the last adjustment to the Share Adjustment Factor (because of cash dividends or distributions that exceed the Dividend Threshold) exceeds the Dividend Threshold. Such subsequent adjustments to the Share Adjustment Factor will only take into account the cash dividends or distributions during such dividend period made since the last adjustment to the Share Adjustment Factor because of cash dividends or distributions that exceed the Dividend Threshold.

     The “Dividend Threshold” is equal to the sum of (x) the immediately preceding cash dividend(s) or other cash distribution(s) paid in the preceding dividend period, if any, per share of the Index Fund (or such successor index fund) plus (y) 10% of the closing price of one share of the Index Fund (or such successor index fund) on the trading day immediately preceding the ex-dividend date, unless otherwise specified in the relevant terms supplement.

     The “dividend period” means any period during the term of the notes for which dividends are paid on a regular and consistent basis to shareholders of the Index Fund (or such successor index fund).

     The calculation agent will be solely responsible for the determination and calculation of any adjustments to the Share Adjustment Factor and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

     The calculation agent will provide information as to any adjustments to the Share Adjustment Factor upon written request by any investor in the notes.

Events of Default

     Under the heading “Description of Debt Securities — Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment upon an Event of Default

     Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described under the caption “Description of Notes — Payment at Maturity,” calculated as if the date of acceleration were (1) the final Valuation Date and (2) for notes with a knock-out buffer, the final day of the Monitoring Period or the final Monitoring Day, as applicable. If the notes have more than one Valuation Date, then for each Valuation Date scheduled to occur after the date of acceleration, the trading days immediately preceding the date of acceleration (in such number equal to the number of Valuation Dates in excess of one) will be the corresponding Valuation Dates, unless otherwise specified in the relevant terms supplement.

     If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

     Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

     The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

     The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

     DTC will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

     Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York in The City of New York.

     The Bank of New York or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York will also act as paying agent and may designate additional paying agents.

     Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York, but upon payment (with the giving of such indemnity as The Bank of New York may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

     The notes will be governed by and interpreted in accordance with the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This summary applies to you only if you are an initial holder of the notes purchasing the notes at the issue price for cash and if you will hold them as capital assets within the meaning of Section 1221 of the Code.

     This summary does not address all aspects of U.S. federal income and estate taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

    one of certain financial institutions;

    a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

    a dealer in securities;

    a “regulated investment company” as defined in Code Section 851;

    a “real estate investment trust” as defined in Code Section 856;

    a person holding the notes as part of a hedging transaction, straddle, conversion transaction or integrated transaction, or entering into a “constructive sale” with respect to the notes;

    a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

    a trader in securities who elects to apply a mark-to-market method of tax accounting; or

    a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

     This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein. You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative characterizations of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

     The tax consequences of an investment in the notes are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the IRS regarding the notes.

     We intend to seek an opinion from Davis Polk & Wardwell, our special tax counsel, which will be based upon the terms of the notes at the time of the relevant offering and certain factual representations to be received from us, regarding the treatment of the notes as “open transactions” for U.S. federal income tax purposes. Whether Davis Polk & Wardwell expresses an opinion regarding the characterization of the notes will be indicated in the relevant terms supplement. In either case, we and you will agree to treat the notes for U.S. federal income tax purposes as “open transactions” and not as debt instruments. While other characterizations of the notes could be asserted by the IRS, as discussed below, the following discussion assumes that the notes are treated for U.S. federal income tax purposes as “open transactions” with respect to the Index Fund and not as debt instruments, unless otherwise indicated.

Tax Consequences to U.S. Holders

     You are a “U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

    a citizen or resident of the United States;

    a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; or

    an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

   Tax Treatment of the Notes

     Tax Treatment Prior to Maturity. You should not recognize taxable income or loss over the term of the notes prior to maturity, other than pursuant to a sale, exchange or redemption as described below.

     Sale, Exchange or Redemption of the Notes. Upon a sale or exchange of a note (including redemption of the notes at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and your tax basis in the note, which should equal the amount you paid to acquire the note. Subject to the discussion below concerning the potential application of the “constructive ownership” rules that gain or loss should be long-term capital gain or loss if you have held the note for more than one year at the time. The deductibility of capital losses, however, is subject to limitations.

     Potential Application of the Constructive Ownership Rules. Even if the characterization of the notes as “open transactions” is respected, the IRS could assert that the notes constitute “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case the tax consequences of selling or settling the notes could be significantly and adversely affected. Section 1260 generally applies if an investor enters into a “constructive ownership transaction” with respect to a “pass-thru” entity. It is not clear whether the notes will constitute “constructive ownership transactions.” If so, any gain recognized in respect of the notes that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) will be treated as ordinary income, and an interest charge will apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. If the notes are treated as “constructive ownership transactions,” there will be a presumption that all long-term capital gain is subject to recharacterization as ordinary income unless the contrary is demonstrated by clear and convincing evidence. Therefore, any long-term capital gain you realize on the sale, exchange or redemption of the notes that exceeds the amount of long-term capital gain you can establish would have been realized if you had invested in Index Fund shares at the issue date and sold them at the sale, exchange or redemption date could be recharacterized as ordinary income and subject to an interest charge. We do not expect our special tax counsel to express an opinion with respect to whether the constructive ownership rules might apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

     Possible Alternative Tax Treatments of an Investment in the Notes

     Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization or treatment of the notes, the timing and character of income on the notes could differ materially and adversely from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would be governed by certain Treasury regulations relating to the taxation of contingent payment debt instruments if the term of the notes from issue to maturity (including the last possible date that the notes could be outstanding) is more than one year. In this event, regardless of whether you are an accrual-method or cash-method taxpayer, you would be required to accrue into income original issue discount, or “OID,” on the notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes (even though you will not receive any cash with respect to the notes during their term) and any gain recognized upon a sale or exchange of the notes (including redemption of the notes at maturity) would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

     Other alternative U.S. federal income tax characterizations of the notes might also require you to include amounts in income during the term of the notes and/or might treat all or a portion of the gain or loss on the sale or settlement of the notes as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held the notes. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance, promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Accordingly, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

     You are a “Non-U.S. Holder” if you are a beneficial owner of notes for U.S. federal income tax purposes that is:

    a nonresident alien individual;

    a foreign corporation; or

    a foreign estate or trust.

     You are not a Non-U.S. Holder for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note (including redemption of the notes at maturity).

     If you are a Non-U.S. Holder of a note and if the characterization of your purchase and ownership of the note as an open transaction is respected, any payments on the note should not be subject to U.S. federal income or withholding tax, except that gain from the sale or exchange of the note or its cash settlement at maturity may be subject to U.S. federal income tax if this gain is effectively connected with your conduct of a trade or business in the United States. In addition, among the issues addressed in the notice described above in “Certain U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Possible Alternative Tax Treatments of an Investment in the Notes” is the degree, if any, to which income with respect to instruments such as the notes should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in the notes, possibly with retroactive effect.

     If the notes were recharacterized as indebtedness, any payments or accruals on the notes nonetheless would not be subject to U.S. withholding tax, provided generally that the certification requirement described below has been fulfilled. Because the characterization of the notes is unclear, payments made to you with respect to the notes may be withheld upon at a rate of 30% unless you have certified on IRS Form W-8BEN, under penalties of perjury, that you are not a U.S. person and provide your name and address or otherwise satisfy applicable documentation requirements.

     If you are engaged in a trade or business in the United States, and if payments on the notes are effectively connected with your conduct of that trade or business, although exempt from the withholding tax discussed above, you will generally be taxed in the same manner as a U.S. Holder, except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

     Federal Estate Tax

     Individual Non-U.S. Holders, and entities the property of which is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their tax advisers regarding the U.S. federal estate tax consequences of investing in a note.

Backup Withholding and Information Reporting

     You may be subject to information reporting, and may also be subject to backup withholding at the rates specified in the Code on the amounts paid to you, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you comply with the certification procedures described in the preceding section. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

     THE TAX CONSEQUENCES TO YOU OF OWNING THE NOTES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

UNDERWRITING

     Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement, as amended or supplemented, from time to time (each an “Agent,” and collectively with JPMSI, the “Agents”), each Agent participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

     We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of NASD Rule 2720 regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with NASD Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior written approval of the customer.

     JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

     In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

     No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 147-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 147-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

     Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 147-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission. For additional information regarding selling restrictions, please see “Notice to Investors” in this product supplement.

     Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

NOTICE TO INVESTORS

     We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 147-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 147-I nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 147-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

     You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 147-I and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales.

Argentina

     The notes have not been and will not be authorized by the Comisión Nacional de Valores (the “CNV”) for public offer in Argentina and therefore may not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements, the internet or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended (the “Argentine Public Offering Law”).

     The Argentine Public Offering Law does not expressly recognize the concept of private placement. Notwithstanding the foregoing, pursuant to the general rules on public offering and the few existing judicial and administrative precedents, the following private placement rules have been outlined:

(i)	target investors should be qualified or sophisticated investors, capable of understanding the risk of the proposed investment.

(ii)	investors should be contacted on an individual, direct and confidential basis, without using any type of massive means of communication.

(iii)	the number of contacted investors should be relatively small.

(iv)	investors should receive complete and precise information on the proposed investment.

(v)	any material, brochures, documents, etc, regarding the investment should be delivered in a personal and confidential manner, identifying the name of the recipient.

(vi)	the documents or information mentioned in item (v) should contain a legend or statement expressly stating that the offer is a private offer not subject to the approval or supervision of the CNV, or any other regulator in Argentina.

(vii)	the aforementioned documents or materials should also contain a statement prohibiting the re-sale or re-placement of the relevant securities within the Argentine territory or their sale through any type of transaction that may constitute a public offering of securities pursuant to Argentine law.

The Bahamas

     The notes have not been and shall not be offered or sold in or into The Bahamas except in circumstances that do not constitute a ‘public offering’ according to the Securities Industry Act, 1999.

     The offer of the notes, directly or indirectly, in or from within The Bahamas may only be made by an entity or person who is licensed as a Broker Dealer by the Securities Commission of The Bahamas.

     Persons deemed “resident” in The Bahamas pursuant to the Exchange Control Regulations, 1956 must receive the prior approval of the Central Bank of The Bahamas prior to accepting an offer to purchase any notes.

Bermuda

     This product supplement no. 147-I and the accompanying prospectus supplement, prospectus and terms supplement have not been registered or filed with any regulatory authority in Bermuda. The offering of the notes pursuant to this product supplement no. 147-I and the accompanying prospectus supplement, prospectus and any terms supplement to persons resident in Bermuda is not prohibited, provided we are not thereby carrying on business in Bermuda.

Brazil

     The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” – the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not and will not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federal Republic of Brazil, except in circumstances that cannot be construed as a public offering or unauthorized distribution of securities under Brazilian laws and regulations. The notes are not being offered into Brazil. Documents relating to an offering of the notes, as well as the information contained herein and therein, may not be supplied or distributed to the public in Brazil nor be used in connection with any offer for subscription or sale of the notes to the public in Brazil.

British Virgin Islands

     The notes may not be offered in the British Virgin Islands unless we or the person offering the notes on our behalf is licensed to carry on business in the British Virgin Islands. We are not licensed to carry on business in the British Virgin Islands. The notes may be offered to British Virgin Islands “business companies” (from outside the British Virgin Islands) without restriction. A British Virgin Islands “business company” is a company formed under or otherwise governed by the BVI Business Companies Act, 2004 (British Virgin Islands).

Cayman Islands

     This product supplement no. 147-I and the accompanying prospectus supplement, prospectus and terms supplement, and the notes offered hereby and thereby have not been, and will not be, registered under the laws and regulations of the Cayman Islands, nor has any regulatory authority in the Cayman Islands passed comment upon or approved the accuracy or adequacy of this product supplement no. 147-I and the accompanying prospectus supplement, prospectus and terms supplement. The notes have not been, and will not be, offered or sold, directly or indirectly, in the Cayman Islands.

Chile

     None of the Agents, we or the notes have been registered with the Superintendencia de Valores y Seguros de Chile (Chilean Securities and Insurance Commission) pursuant to Ley No. 18,045 de Mercado de Valores (the “Chilean Securities Act”), as amended, of the Republic of Chile and, accordingly, the notes have not been and will not be offered or sold within Chile or to, or for the account of benefit of persons in Chile except in circumstances which have not resulted and will not result in a public offering and/or securities intermediation in Chile within the meaning of the Chilean Securities Act.

     None of the Agents is a bank or a licensed broker in Chile, and therefore each Agent has not and will not conduct transactions or any business operations in any of such qualities, including the marketing, offer and sale of the notes, except in circumstances which have not resulted and will not result in a “public offering” as such term is defined in Article 4 of the Chilean Securities Act, and/or have not resulted and will not result in the intermediation of securities in Chile within the meaning of Article 24 of the Chilean Securities Act and/or the breach of the brokerage restrictions set forth in Article 39 of Decree with Force of Law No. 3 of 1997.

     The notes will only be sold to specific buyers, each of which will be deemed upon purchase:

(i)	to be a financial institution and/or an institutional investor or a qualified investor with such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the notes;

(ii)	to agree that it will only resell the notes in the Republic of Chile in compliance with all applicable laws and regulations; and that it will deliver to each person to whom the notes are transferred a notice substantially to the effect of this selling restriction;

(iii)	to acknowledge receipt of sufficient information required to make an informed decision whether or not to invest in the notes; and

(iv)	to acknowledge that it has not relied upon advice from any Agent and/or us, or its or our respective affiliates, regarding the determination of the convenience or suitability of notes as an investment for the buyer or any other person; and has taken and relied upon independent legal, regulatory, tax and accounting advice.

Colombia

     The notes have not been and will not be registered in the National Securities Registry of Colombia (Registro Nacional de Valores y Emisores) kept by the Colombian Financial Superintendency (Superintendencia Financiera de Colombia) or in the Colombian Stock Exchange (Bolsa de Valores de Colombia).

     Therefore, the notes shall not be marketed, offered, sold or distributed in Colombia or to Colombian residents in any manner that would be characterized as a public offering, as such is defined in article 1.2.1.1 of Resolution 400, issued on May 22, 1995 by the Securities Superintendency General Commission (Sala General de la Superintendencia de Valores), as amended from time to time.

     If the notes are to be marketed within Colombian territory or to Colombian residents, regardless of the number of persons to which said marketing is addressed to, any such promotion or advertisement of the notes must be made through a local financial entity, a representative’s office, or a local correspondent, in accordance with Decree 2558, issued on June 6, 2007 by the Ministry of Finance and Public Credit of Colombia, as amended from time to time.

     Therefore, the notes should not be marketed within Colombian territory or to Colombian residents, by any given means, that may be considered as being addressed to an indeterminate number of persons or to more than ninety-nine (99) persons, including but not limited to: (i) any written material or other means of communication, such as subscription lists, bulletins, pamphlets or advertisements; (ii) any offer or sale of the notes at offices or branches open to the public; (iii) use of any oral or written advertisements, letters, announcements, notices or any other means of communication that may be perceived to be addressed to an indeterminate number of persons for the purpose of marketing and/or offering the notes; or (iv) use (a) non-solicited emails or (b) email distributions lists to market the notes.

El Salvador

     The notes may not be offered to the general public in El Salvador, and according to Article 2 of the Ley de Mercado de Valores (Securities Market Law) of the Republic of El Salvador, Legislative Decree number 809 dated 16 February 1994, published on the Diario Oficial (Official Gazette) number 73-BIS, Number 323, dated 21 April 1994, and in compliance with the aforementioned regulation, each Agent has represented and agreed that it will not make an invitation for subscription or purchase of the notes to indeterminate individuals, nor will it make known this product supplement no. 147-I and the accompanying prospectus supplement, prospectus and terms supplement in the territory of El Salvador through any mass media communication such as television, radio, press, or any similar medium, other than publications of an international nature that are received in El Salvador, such as internet access or foreign cable advertisements, which are not directed to the Salvadoran public. The offering of the notes has not been registered with an authorized stock exchange in the Republic of El Salvador. Any negotiation for the purchase or sale of notes in the Republic of El Salvador shall only be negotiated on an individual basis with determinate individuals or entities in strict compliance with the aforementioned Article 2 of the Salvadoran Securities Market Law, and shall in any event be effected in accordance with all securities, tax and exchange control of the Dominican Republic, Central America, and United States Free Trade Agreements, and other applicable laws or regulations of the Republic of El Salvador.

European Economic Area

     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Agent has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this product supplement no. 147-I and the accompanying prospectus supplement to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(a)    at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)    at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)    to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Agent; or

(d)    at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

     For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

     This European Economic Area selling restriction is in addition to any other selling restrictions set out herein.

Hong Kong

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Jersey

     Each Agent has represented to and agreed with us that it will not circulate in Jersey any offer for subscription, sale or exchange of any notes which would constitute an offer to the public for the purposes of Article 8 of the Control of Borrowing (Jersey) Order 1958.

Mexico

     The notes have not been, and will not be, registered with the Mexican National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and therefore, may not be offered or sold publicly in the United Mexican States. This product supplement no. 147-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States. The notes may be privately placed in Mexico among institutional and qualified investors, pursuant to the private placement exemption set forth in Article 8 of the Mexican Securities Market Law.

The Netherlands

     An offer to the public of any notes which are the subject of the offering and placement contemplated by this product supplement no. 147-I and the accompanying prospectus supplement, prospectus and terms supplement may not be made in The Netherlands and each Agent has represented and agreed that it has not made and will not make an offer of such notes to the public in The Netherlands, unless such an offer is made exclusively to one or more of the following categories of investors in accordance with the Dutch Financial Markets Supervision Act (Wet op het financieel toezicht, the “FMSA”):

1.    Regulated Entities: (a) any person or entity who or which is subject to supervision by a regulatory authority in any country in order to lawfully operate in the financial markets (which includes: credit institutions, investment firms, financial institutions, insurance companies, collective investment schemes and their management companies, pension funds and their management companies, commodity dealers) (“Supervised Entities”); and (b) any person or entity who or which engages in a regulated activity on the financial markets but who or which is not subject to supervision by a regulatory authority because it benefits from an exemption or dispensation (“Exempt Entities”);

2.    Investment Funds and Entities: any entity whose corporate purpose is solely to invest in securities (which includes, without limitation, hedge funds);

3.    Governmental institutions: the Dutch State, the Dutch Central Bank, Dutch regional, local or other decentralized governmental institutions, international treaty organizations and supranational organizations;

4.    Self-certified Small and Medium-Sized Enterprises (“SMEs”): any company having its registered office in The Netherlands which does not meet at least two of the three criteria mentioned in (6) below and which has (a) expressly requested the Netherlands Authority for the Financial Markets (the “AFM”) to be considered as a qualified investor, and (b) been entered on the register of qualified investors maintained by the AFM;

5.    Self-certified Natural Persons: any natural person who is resident in The Netherlands if this person meets at least two (2) of the following criteria:

(i)	the investor has carried out transactions of a significant size on securities markets at an average frequency of, at least, ten (10) per quarter over the previous four (4) quarters;

(ii)	the size of the investor’s securities portfolio exceeds €500,000;

(iii)	the investor works or has worked for at least one (1) year in the financial sector in a professional position which requires knowledge of investment in securities,

provided this person has:

(a)	expressly requested the AFM to be considered as a qualified investor; and

(b)	been entered on the register of qualified investors maintained by the AFM;

6. Large Enterprises: any company or legal entity which meets at least two of the following three criteria according to its most recent consolidated or non-consolidated annual accounts:

(a)	an average number of employees during the financial year of at least 250;

(b)	total assets of at least €43,000,000; or

(c)	an annual net turnover of at least €50,000,000.

7.    Discretionary individual portfolio managers: any portfolio manager in The Netherlands who or which purchases the notes for the account of clients who are not Qualified Investors on the basis of a contract of agency that allows for making investment decisions on the client’s behalf without specific instructions of or consultation with any such client;

8.    Minimum consideration: any person or entity for a minimum consideration of €50,000 or more (or equivalent in foreign currency) for each offer of notes; or

9.    Fewer than 100 Offerees: fewer than 100 natural or legal persons (other than Qualified Investors).

     For the purposes of this provision, the expression:

(a)	an “offer to the public” in relation to any notes means making a sufficiently determined offer as meant in Section 217(1) of Book 6 of the Dutch Civil Code (Burgerlijk Wetboek) addressed to more than one person to conclude a contract to purchase or otherwise acquire notes, or inviting persons to make an offer in respect of such notes;

(b)	“Qualified Investors” means the categories of investors listed under (1) up to and including (6) above.

     Zero Coupon Notes may not, directly or indirectly, as part of their initial distribution (or immediately thereafter) or as part of any re-offering be offered, sold, transferred or delivered in The Netherlands. For purposes of this paragraph “Zero Coupon Notes” are notes (whether in definitive or in global form) that are in bearer form and that constitute a claim for a fixed sum against us and on which interest does not become due prior to maturity or on which no interest is due whatsoever.

Panama

     The notes have not been and will not be registered with the National Securities Commission of the Republic of Panama under Decree Law No. 1 of July 8, 1999 (the “Panamanian Securities Law”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Law. The notes do not benefit from the tax incentives provided by the Panamanian Securities Law and are not subject to regulation or supervision by the National Securities Commission of the Republic of Panama.

Peru

     The notes have been and will be offered only to institutional investors (as defined by the Peruvian Securities Market Law – “Ley de Mercado de Valores” enacted by Legislative Decree No. 861 – Unified Text of the Law approved by Supreme Decree No. 093-2002-EF) and not to the public in general or a segment of it. The placement of the notes shall comply with article 5 of the Peruvian Securities Market Law.

Singapore

     Neither this product supplement no. 147-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 147-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Switzerland

     The notes have not been and will not be offered or sold, directly or indirectly, to the public in Switzerland, and this product supplement no. 147-I and the accompanying prospectus supplement, prospectus and terms supplement do not constitute a public offering prospectus as that term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations.

     We have not applied for a listing of the notes on the SWX Swiss Exchange or on any other regulated securities market and, consequently, the information presented in this product supplement no. 147-I and the accompanying prospectus supplement, prospectus and terms supplement does not necessarily comply with the information standards set out in the relevant listing rules.

     The notes do not constitute a participation in a collective investment scheme in the meaning of the Swiss Federal Act on Collective Investment Schemes and are not licensed by the Swiss Federal Banking Commission. Accordingly, neither the notes nor holders of the notes benefit from protection under the Swiss Federal Act on Collective Investment Schemes or supervision by the Swiss Federal Banking Commission.

United Kingdom

     Each Agent has represented and agreed that:

(a)    it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”)) by the Issuer;

(b)    it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(c)    it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Uruguay

     The offering of notes in Uruguay constitutes a private offering and each Agent has agreed that the notes and us will not be registered with the Central Bank of Uruguay pursuant to section 2 of Uruguayan law 16.749.

Venezuela

     The notes comprising this offering have not been registered with the Venezuelan National Securities Commission (Comisión Nacional de Valores) and are not being publicly offered in Venezuela. No document related to the offering of the notes shall be interpreted to constitute a public offer of securities in Venezuela. This document has been sent exclusively to clients of the Agents and the information contained herein is private, confidential and for the exclusive use of the addressee. Investors wishing to acquire the notes may use only funds located outside of Venezuela, which are not of mandatory sale to the Central Bank of Venezuela (Banco Central de Venezuela) or are not otherwise subject to restrictions or limitations under the exchange control regulation currently in force in Venezuela.

BENEFIT PLAN INVESTOR CONSIDERATIONS

     A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

     Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of the notes and the related lending transactions, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

     Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

     Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

     Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief.

     Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan or plan subject to Similar Laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.